EXHIBIT 10.3

SECOND AMENDMENT TO THE

AGREEMENT OF LIMITED PARTNERSHIP OF

MEDALIST DIVERSIFIED HOLDINGS, L.P.

DESIGNATION OF 5.0% SERIES B

CONVERTIBLE REDEEMABLE PREFERRED UNITS

December 16, 2024

Pursuant to Section 4.02 and Article XI of the Agreement of Limited Partnership of Medalist Diversified Holdings, L.P. (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in order to set forth the designations, rights, powers, preferences and duties and other terms of the Series B Preferred Units (as hereinafter defined) to be issued by the Partnership (as hereinafter defined):

1. Designation and Number. A series of Preferred Units of Medalist Diversified Holdings, L.P., a Delaware limited partnership (the “Partnership”), designated the “5.0% Series B Convertible Redeemable Preferred Units” (the “Series B Preferred Units”) is hereby established. The number of authorized Series B Preferred Units shall be 2,000,000.

2. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used herein shall have the meanings specified below:

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

“Change of Control Redemption Right” shall have the meaning provided in Section 7(b).

“Common Units” shall have the meaning provided in Section 3.

“Conversion Date” shall have the meaning provided in Section 6(d).

“Converting Holder” shall have the meaning provided in Section 6(b).

“Face Value” shall mean $25.00 per Series B Preferred Unit.

“Initial Issuance Date” shall mean the date of the first issuance of Series B Preferred Units.

“Junior Preferred Units” shall have the meaning provided in Section 3.

“Liquidating Distributions” shall have the meaning provided in Section 5(a).

“Liquidation Preference” shall have the meaning provided in Section 5(a).

“Notice of Conversion” shall have the meaning provided in Section 6(b).

“Notice of Redemption” shall have the meaning provided in Section 7(f).

“Optional Redemption Rights” shall have the meaning provided in Section 7(b).

“Parity Preferred Units” shall have the meaning provided in Section 3.

“Partnership” shall have the meaning provided in Section 1.

“Partnership Agreement” shall have the meaning provided above.

“REIT Common Shares” shall mean the common stock, $0.01 par value, of Medalist Diversified REIT, Inc.

“Redemption Date” shall have the meaning provided in Section 7(f).

“Senior Preferred Units” shall have the meaning provided in Section 3.

“Series B Preferred Unit Distribution Record Date” shall have the meaning provided in Section 4(a).

“Series B Preferred Return” shall have the meaning provided in Section 4(a).

“Series B Preferred Unit Change of Control Redemption” shall have the meaning provided in Section 7(b).

“Series B Preferred Unit Distribution Payment Date” shall have the meaning provided in
Section 5(a).

“Series B Preferred Units” shall have the meaning provided in Section 1.

“Series B Preferred Unit Conversion” shall have the meaning provided in Section 6(a).

“Series B Preferred Unit Conversion Amount” shall have the meaning provided in Section 6(a).

“Series B Preferred Unit Redemption” shall have the meaning provided in Section 7(b).

“Series B Preferred Unit VWAP Redemption” shall have the meaning provided in Section 7(a).

“VWAP” shall mean volume-weighted average price.

“VWAP Event” shall have the meaning provided in Section 7(a).

“VWAP Redemption Right” shall have the meaning provided in Section 7(a).

3. Rank. The Series B Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Partnership Common Units (“Common Units”) of the Partnership and any class or series of Preferred Units expressly designated as ranking junior to the Series B Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (collectively, the “Junior Preferred Units”); (b) on a parity with the Series A Preferred Units and any class or series of Preferred Units issued by the Partnership expressly designated as ranking on a parity with the Series B Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership expressly designated as ranking senior to the Series B Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Senior Preferred Units”). The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, including convertible or exchangeable debt securities which will rank senior to the Series B Preferred Units prior to conversion or exchange. The Series B Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness.

4. Distributions.

(a) Subject to the preferential rights of holders of any class or series of Preferred Units of the Partnership expressly designated as ranking senior to the Series B Preferred Units as to distribution rights, the holders of Series B Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of assets of the Partnership legally available for payment of distributions, cumulative cash distributions at the rate of 5.0% per annum of the Face Value per Series B Preferred Unit (equivalent to a fixed annual amount of $1.25 per Series B Preferred Unit) (the “Series B Preferred Unit Return”). Distributions on the Series B Preferred Units shall accrue and be cumulative from (but excluding) the date of original issue of any Series B Preferred Units and shall be payable quarterly, in equal amounts, in arrears, on or about the 25th day of each January, April, July and October of each year (or, if not a Business Day, the next succeeding Business Day, each a “Series B Preferred Unit Distribution Payment Date’’) for the period ending on such Series B Preferred Unit Distribution Payment Date, commencing on January 25, 2025. The amount of any distribution payable on the Series B Preferred Units for any partial distribution period will be prorated and computed on the basis of twelve 30-day months and a 360- day year. Distributions will be payable in arrears to holders of record of the Series B Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the date designated by the General Partner of the Partnership for the payment of distributions that is not more than 90 nor less than ten days prior to such Series B Preferred Unit Distribution Payment Date (each, a “Series B Preferred Unit Distribution Record Date”).

(b) No distributions on the Series B Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, distributions on the Series B Preferred Units will accrue whether or not the restrictions referred to in Section 4(b) exist, whether or not the Partnership has earnings, whether or not there are assets legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

(d) Except provided in Section 4(e) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any Common Units, Parity Preferred Units or Junior Preferred Units of the Partnership (other than a distribution paid in units of, or options, warrants or rights to subscribed for or purchase units of, Common Units or Junior Preferred Units) for any period, nor shall units of any class or series of Common Units, Parity Preferred Units or Junior Preferred Units be redeemed, purchased or otherwise acquired for any consideration, nor shall any assets be paid or made available for a sinking fund for the redemption of any such units by the Partnership, directly or indirectly (except by conversion into or exchange for units of, or options, warrants or rights to purchase of subscribed for units of, Common Units or Junior Preferred Units, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Units and all holders of Parity Preferred Units), unless full cumulative distributions on the Series B Preferred Units for all past distribution periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.

(e) When cumulative distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series B Preferred Units and any Parity Preferred Units, all distributions declared on the Series B Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series B Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series B Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on any Parity Preferred Units for prior distribution periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series B Preferred Units which may be in arrears.

(f) Holders of Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of full cumulative distributions on the Series B Preferred Units as provided above. Any distribution made on the Series B Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units which remain payable. Accrued but unpaid distributions on Series B Preferred Units will accumulate as of the Series B Preferred Unit Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

(g) For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation), redemption or other acquisition of the Partnership Units is permitted under Maryland law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

5.Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any distribution or payment shall be made to the holders of any Common Units or Junior Preferred Units, the holders of the Series B Preferred Units then outstanding shall be entitled to be paid, or have the Partnership declare and set apart for payment, out of the assets of the Partnership legally available for distribution to its Partners after payment or provision for payment of all debts and other liabilities of the Partnership, a liquidation preference in cash of $27.50 per Series B Preferred Unit (the “Liquidation Preference”), plus an amount equal to any accrued and unpaid distributions (whether or not declared) to, but not including, the date of payment or the date the Liquidation Preference is set apart for payment (the “Liquidating Distributions”).

(b) If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the available assets of the Partnership are insufficient to pay the full amount of the Liquidating Distributions on all outstanding Series B Preferred Units and the corresponding amounts payable on all outstanding Parity Preferred Units, then the holders of Series B Preferred Units and Parity Preferred Units shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.

(c) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series B Preferred Units and any Parity Preferred Units, any other series or class or classes of Junior Preferred Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Units and any Parity Preferred Units shall not be entitled to share therein.

(d) After payment of the full amount of the Liquidating Distributions to which they are entitled, holders of Series B Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

(e) For the avoidance of doubt, the consolidation, merger or conversion of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

6. Conversion.

(a) On or after the Initial Issuance Date and until the date which is one (1) year after the Initial Issuance Date, if the sixty (60) day VWAP of the REIT Common Shares reaches $25.00 per share, upon mutual agreement between the Partnership and each holder of Series B Preferred Units, each Series B Preferred Unit may be converted (each, a “Series B Preferred Unit Conversion”) by the holder of such Series B Preferred Unit into 1.1 Common Unit plus payment in cash of accrued and unpaid distributions (whether or not authorized or declared), if any, to, but not including, the Conversion Date (unless the Conversion Date is after a Series B Preferred Unit Distribution Record Date and prior to the corresponding Series B Preferred Unit Distribution Payment Date, in which case no additional amount for the accrued and unpaid distribution will be included in the conversion price) (the “Series B Preferred Unit Conversion Amount”). The Series B Preferred Units are not otherwise convertible by the holder thereof.

(b) Any Series B Preferred Unit Conversion shall be exercised pursuant to a written notice of such Series B Preferred Unit Conversion (a “Notice of Conversion”) delivered to the Partnership by the applicable holder (the “Converting Holder”). The Partnership may elect to reject any such Notice of Conversion in its sole discretion by delivering written notice of such rejection to the Converting Holder within ten (10) days of its receipt of the related Notice of Conversion.

(c) If the Partnership shall so elect in its sole discretion to effect such Series B Preferred Unit Conversion then, as promptly as practicable after the receipt of the Notice of Conversion, the Partnership shall issue and shall deliver or cause to be issued and delivered to such Converting Holder (i) the number of Common Units included in the Series B Preferred Unit Conversion Amount, such Common Units to be duly authorized and validly issued in accordance with the Partnership Agreement and free of any pledge, lien, encumbrance or restriction, other than as set forth in the Partnership Agreement or under the Securities Act of 1933 and relevant state securities or “blue sky” laws, and (ii) payment of accrued and unpaid distributions (whether or not authorized or declared), if any, to, but not including, the Conversion Date (unless the Conversion Date is after a Series B Preferred Unit Distribution Record Date and prior to the corresponding Series B Preferred Unit Distribution Payment Date, in which case no additional amount for the accrued and unpaid distribution will be included in the conversion price).

(d) Each Series B Preferred Unit Conversion shall be deemed to have been made at the close of business on the date that the Partnership receives the Notice of Conversion or, if such date is not a Business Day, the close of business on the next Business Day (the “Conversion Date”), so that the rights of the Converting Holder as to the Series B Preferred Units being converted shall cease except for the right to receive the Common Units and, if applicable, payment of accrued and unpaid distributions (whether or not authorized or declared), if any, to, but not including, the Conversion Date (unless the Conversion Date is after a Series B Preferred Unit Distribution Record Date and prior to the corresponding Series B Preferred Unit Distribution Payment Date, in which case no additional amount for the accrued and unpaid distribution will be included in the conversion price), and the Converting Holder entitled to receive Common Units shall be treated for all purposes as having become the holder of those Common Units at that time. If such Converting Holder was a Limited Partner prior to such Series B Preferred Unit Conversion, then such Converting Holder shall thereafter be a Limited Partner in respect of such Common Units. If such Converting Holder was an Assignee prior to such Series B Preferred Unit  Conversion, then such Assignee shall thereafter be an Assignee in respect of such Common Unit.

(e) If the Conversion Date falls after a Series B Preferred Unit Distribution Record Date and on or prior to the corresponding Series B Preferred Unit Distribution Payment Date, each holder of Series B Preferred Units on the Series B Preferred Unit Distribution Record Date shall be entitled to the distribution payable on such Series B Preferred Units on the corresponding Series B Preferred Unit Distribution Payment Date, notwithstanding such conversion of such Series B Preferred Units on or prior to the Series B Preferred Unit Distribution Payment Date, but no additional amount for accrued and unpaid distributions, if any, to, but not including the redemption date, will be included in the conversion price for each Series B Preferred Unit to be converted.

7. Redemption.

(a) At any time following the date which is one (1) year after the Initial Issuance Date, if the sixty (60) day VWAP of the REIT Common Shares reaches $25.00 per share (a “VWAP Event”), the Partnership, at its option, may redeem the Series B Preferred Units, in whole or in part, at any time or from time to time

(each a “Series B Preferred Unit VWAP Redemption”), at a redemption price of one 1.1 Common Unit at a valuation of $25.00 per Common Unit, plus an amount equal to all accrued and unpaid distributions (whether or not authorized or declared), if any, to, but not including, the Redemption Date (as hereinafter defined), on each Series B Preferred Unit to be redeemed (the “VWAP Redemption Right”).

(b) In addition, upon the occurrence of a Change of Control, the Series B Preferred Units will become immediately subject to redemption in full on, or within 120 days after, the first date on which such Change of Control occurred (each a “Series B Preferred Unit Change of Control Redemption” and, together with a Series B Preferred Unit VWAP Redemption, a “Series B Preferred Unit Redemption”), for cash at $27.50 per Series B Preferred Unit plus (subject to Section 7(h) hereof) an amount equal to accrued and unpaid distributions (whether or not authorized or declared), if any, to, but not including, the Redemption Date (“Change of Control Redemption Right” and, together with the VWAP Redemption Right, the “Optional Redemption Rights”).

(c) If not otherwise redeemed by the Partnership pursuant to this Section 7 or converted by the holders pursuant to Section 6 hereof, the Series B Preferred Units will become immediately subject to redemption in full on the date which is four (4) years after the Initial Issuance Date for $27.50 per share or, at the Partnership’s election, for one (1) Common Unit valued at the sixty (60) day VWAP of the REIT Common Shares and cash equal to the difference between the sixty (60) day VWAP of the REIT Common Shares and $27.50 per Common Unit plus an amount equal to all accrued and unpaid distributions (whether or not authorized or declared), if any, to, but not including, the Redemption Date. Notwithstanding Section 11.01(b) of the Partnership Agreement, if the General Partner so elects, the date on which the Series B Preferred Units shall be become immediately subject to redemption pursuant to this Section 7(c) may be extended beyond the date which is four (4) years after the Initial Issuance Date on such terms to be agreed upon by the Company and the holders if at least a majority of the holders of outstanding Series B Preferred Units approve such extension and an amendment to the Partnership Agreement evidencing the same.

(d) If fewer than all of the outstanding Series B Preferred Units are to be redeemed, the Series B Preferred Units to be redeemed shall be selected either (i) pro rata (as nearly as may be practicable without creating fractional units), (ii) by lot or (iii) in such other manner as the General Partner may determine to be fair and equitable. The General Partner will have the full power and authority to prescribe the terms and conditions upon which the Series B Preferred Units will be redeemed.

(f) If the Partnership exercises its Optional Redemption Rights with respect to all or any part of the Series B Preferred Units pursuant to this Section 7, it shall fix a date for redemption (the “Redemption Date”) and a written notice of such redemption (a “Notice of Redemption”) shall be mailed by the Partnership, postage prepaid, as of a date set by the Partnership not fewer than 30 nor more than 60 days prior to the Redemption Date, addressed to the holders of record of the Series B Preferred Units at their respective addresses as they appear on Exhibit A to the Partnership Agreement. Failure to give a Notice of Redemption or any defect thereto or in the mailing thereof shall not affect the sufficiency of notice or validity of the proceedings for such Series B Preferred Unit Redemption except as to a holder to whom notice was defective or not given. A Notice of Redemption which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not such holder received such Notice of Redemption. Each Notice of Redemption shall state (i) the Redemption Date; (ii) the redemption price; (iii) the total number of Series B Preferred Units to be redeemed; (iv) the place or places where such Series B Preferred Units are to be surrendered for payment, together with the certificates, if any, representing such units (duly endorsed for transfer) and any other documents the Partnership requires in connection with such Series B Preferred Unit Redemption; (v) that the Series B Preferred Units are being redeemed pursuant to the VWAP Redemption Right or the Change of Control Redemption Right, as applicable, in connection with the occurrence of a VWAP Event or a Change of Control, as applicable, and a brief description of the transaction or transactions constituting such VWAP Event or Change of Control, as applicable; and (vii) that distributions on the Series B Preferred Units to be redeemed will cease to accrue on the Redemption Date.

(g) If (i) a Notice of Redemption has been given, (ii) the funds necessary for such Series B Preferred Unit Redemption, if any, have been set apart by the Partnership in trust for the benefit of the holders of any Series B Preferred Units so called for redemption and (iii) irrevocable instructions have been given to either (1) issue the Common Unit and pay an amount equal to all accrued and unpaid distributions (whether or not authorized or declared), if any, to, but not including, the Redemption Date, on each Series B Preferred Unit to be redeemed, in the case of a Series B Preferred Unit VWAP Redemption, or (2) pay the redemption price of $27.50 per Series B Preferred Unit, plus (subject to Section 7(f) hereof) an amount equal to all distributions accrued and unpaid (whether or not declared) to, but not including, the applicable Redemption Date, in the case of a Series B Preferred Unit Change of Control Redemption, then from and after such Redemption Date, distributions shall cease to accrue on such Series B Preferred Units, such Series B Preferred Units shall no longer be outstanding, such shares of Series B Preferred Units shall not be transferred except with the consent of the Partnership and all other rights of the holders of such units will terminate, except the right to receive the redemption price of $27.50 per Series B Preferred Unit, plus (subject to Section 7(f) hereof) an amount equal to any distributions accrued and unpaid (whether or not declared) payable upon such redemption, without interest.

(h) If the Redemption Date falls after a Series B Preferred Unit Distribution Record Date and on or prior to the corresponding Series B Preferred Unit Distribution Payment Date, each holder of Series B Preferred Units on the Series B Preferred Unit Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Series B Preferred Unit Distribution Payment Date, notwithstanding such redemption of such shares on or prior to the Series B Preferred Unit Distribution Payment Date, but no additional amount for accrued and unpaid distributions, if any, to, but not including the Redemption Date, will be included in the redemption price for each Series B Preferred Unit to be redeemed.

(i) For purposes of clause (g)(ii) above, funds shall be deposited in trust with a bank or trust corporation and such deposit shall be irrevocable except that any balance of monies so deposited by the Partnership and unclaimed by the holders of Series B Preferred Units entitled thereto at the expiration of two (2) years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Partnership, and after any such repayment, the holders of the Series B Preferred Units entitled to the funds so repaid to the Partnership shall look only to the Partnership for payment without interest or other earnings.

8. Voting Rights. Holders of the Series B Preferred Units will not have any voting rights, except that so long as any Series B Preferred Units remain outstanding, the Partnership will not, without the affirmative vote of the holders of a majority of the Series B Preferred Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of the Partnership Agreement applicable to the Series B Preferred Units so as to materially and adversely affect any right, privilege or voting power of the Series B Preferred Units or the holders of the Series B Preferred Units or (ii) create or issue any partnership units of any class or series of partnership interest ranking senior to the Series B Preferred Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up of the Partnership.

9. Allocation of Profit and Loss.

“Article V, Section 5.01(f) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 5.01(f) is inserted in its place:

(f)           Priority Allocations With Respect To Preferred Units. After giving effect to the allocations set forth in Sections 5.01(c), (d), and (e) hereof, but before giving effect to the allocations set forth in Sections 5.01(a) and 5.01(b), Net Operating Income shall be allocated to the General Partner until the aggregate amount of Net Operating Income allocated to the General Partner under this Section 5.01(f) for the current and all prior years equals the aggregate amount of the Series A Preferred Return paid to the General Partner for the current and all prior years; provided, however, that the General Partner may, in its discretion, allocate Net Operating Income based on accrued Series A Preferred Return with respect to the January Series A Preferred Unit Distribution Payment Date or Series B Preferred Return with respect to the January Series B Preferred Unit Distribution Date if the General Partner sets the Distribution Record Date or the Series B Preferred Unit Distribution Record Date for such Series A Preferred Unit Distribution Payment Date or Series B Preferred Unit Distribution Payment

Date, respectively, on or prior to December 31 of the previous year. For purposes of this Section 5.01(f), “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of Section 5.01(h) hereof.

10. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Second Amendment as of the date first set forth above.

GENERAL PARTNER:

MEDALIST DIVERSIFIED REIT, INC.
a Maryland corporation

By:	/s/ C. Brent Winn, Jr.
Name:	C. Brent Winn, Jr.
Title:	Chief Financial Officer